EXHIBIT 10.4

                               AMENDMENT AGREEMENT
                               -------------------

     This Amendment Agreement is made effective as of the 1st day of February 2005 (the "Amendment"), by and between the undersigned employee (the "Employee") and ANTs software inc., a Delaware corporation (the "Company").

     WHEREAS, the parties are parties to that certain Salary Agreement dated October 29, 2004, as amended by that certain Amendment Agreement dated January 13, 2005, and desire to further amend the Salary Agreement as herein set forth;

     NOW THEREFORE, in consideration of the agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment to the Salary Agreement. The contingent bonus set forth in the Salary Agreement, as amended by the Amendment Agreement, is hereby further amended as follows::

"In the event the Company raises $2.5 million (net of commissions) between February 1, 2005 and June 30, 2005 and in the event Employee is still employed by the Company, Employee shall receive a bonus ("Bonus") in an amount equal to $22,917 plus $4,583 times the number of full months from January 1, 2005 until the date of payment of such Bonus."

2. Miscellaneous. This Amendment amends and is a part of the Salary Agreement, as amended by the Amendment Agreement. The Salary Agreement, as modified, remains in full force and effect among the parties. This Amendment may be executed simultaneously in two or more counterparts, each one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This Amendment shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision, or such portion of such provision as may be necessary, shall be excluded from this Amendment and the balance of this Amendment shall be interpreted as if such provision were so excluded and shall be thereafter enforceable in accordance with its terms. In the event of any claim, dispute, litigation, arbitration or action concerning or related to this Amendment, or any alleged breach of this Amendment, the prevailing party shall be entitled to reasonable attorneys fees, costs of suit and disbursements in addition to any other remedies or damages which may be properly awarded or awardable. This Amendment is the entire agreement of the parties concerning the subject matter of this Amendment and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof. The parties have had an opportunity for legal review of all of the terms hereof. The parties therefore agree that, in interpreting any issues which may arise, any rules of construction related to who prepared this Amendment or otherwise are not intended and shall be inapplicable, each party having contributed or having had the opportunity to contribute to clarify any issue, and the parties hereto being joint authors hereof.

     IN WITNESS WHEREOF, the parties have executed this Amendment by their agent duly authorized as of the date first above written.


          ANTS SOFTWARE INC.                                 EMPLOYEE



 By:      /s/ Boyd Pearce                               By:   /s/ Clifford Hersh
          ----------------------------                        ------------------
          Boyd Pearce, President & CEO
                                                        Name: Clifford Hersh

 Address: 801 Mahler Road, Suite G                      Address:________________
          Burlingame, CA 94010
                                                                ________________